                                                                   Exhibit 11.01




         MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                  For the Quarter and Six Months Ended June 30
                 (Dollars in Thousands, Except Per Share Data)






                                  Three Months Ended       Six Months Ended
                                       June 30,                June 30,
                               ----------------------------------------------
                                   1996        1995        1996        1995
                               ----------  ----------  ----------  ----------
Net earnings                   $   26,807  $   19,957  $   31,144  $   28,186
                               ==========  ==========  ==========  ==========

Weighted average number of
 common shares outstanding     46,079,300  46,079,300  46,079,300  46,079,300
                               ==========  ==========  ==========  ==========


Net earnings per common share  $     0.58  $     0.43  $      .68  $     0.61
                               ==========  ==========  ==========  ==========









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